                                                                    Exhibit 4(r)

                                    SCHEDULE

                                     TO THE

                                MASTER AGREEMENT

                         DATED AS OF SEPTEMBER 25, 2003

                                     BETWEEN

        GE COMMERCIAL EQUIPMENT FINANCING LLC, SERIES 2003-1, ("Party A")

                                       AND

                    GENERAL ELECTRIC CAPITAL SERVICES, INC.,
                                   ("Party B")

                                     PART 1

                             TERMINATION PROVISIONS

In this Agreement:

         (a) "Specified Entity" means in relation to Party A and Party B for the purpose of Sections 5(a)(v), (vi), (vii) and Section 5(b)(iv): Not applicable.

         (b)      "Specified Transaction" will have the meaning specified in
Section 14 of this Agreement.

         (c) The "Credit Support Default" provision of Section 5(a)(iii) will not apply to Party A and will apply to Party B.

         (d) The "Breach of Agreement" provision of Section 5(a)(ii) will not apply to Party A and will not apply to Party B.

         (e) The "Misrepresentation" provision of Section 5(a)(iv) will not apply to Party A and will not apply to Party B.

         (f) The "Default under Specified Transaction" provision of Section 5(a)(v) will not apply to Party A or Party B.

         (g) The "Cross Default" provisions of Section 5(a)(vi) will not apply to Party A and will not apply to Party B.

         (h) The "Credit Event Upon Merger" provisions of Section 5(b)(iv) will not apply to Party A and will not apply to Party B.

         (i) The "Automatic Early Termination" provisions of Section 6(a) will not apply to Party A and will not apply to Party B.

         (j) Payments on Early Termination. For the purpose of Section 6(e) of this Agreement:

                  (i) Market Quotation will apply unless Party A is the Non-defaulting Party or the party which is not the Affected Party, as the case may be, and Party B fails to replace itself pursuant to Part 1(l) or Part 5(d)(iii) of this Schedule, in which event Loss will apply.

                  (ii)     The Second Method will apply.

         (k)      "Termination Currency" means United States Dollars.

         (l) Additional Termination Event will apply. The following shall constitute Additional Termination Events in which Party B shall be the sole Affected Party:

                  (i) Credit Downgrade - Party B. If at any time (i) the short-term unsecured debt rating of Party B is withdrawn by or reduced below "F-1" if rated by Fitch Ratings ("Fitch"); or (ii) the short-term unsecured debt rating of Party B is withdrawn by or reduced below "A-1" by Standard & Poor's Rating Services ("S&P") (or in the absence of a short-term debt rating, the long-term unsecured debt rating of Party B is withdrawn or reduced below "A+"); or (iii) if Party B's (a) long-term unsecured debt rating by Moody's Investors Service, Inc. ("Moody's") is withdrawn, reduced or put on watch for downgrade below "A1" or its short-term unsecured debt rating is withdrawn, reduced or put on watch for downgrade below "P-1", where Party B has both a long-term and a short-term unsecured debt ratings, (b) the long-term unsecured debt rating is withdrawn, reduced or put on watch below "Aa3" where Party B has only a long-term unsecured debt rating (any such withdrawal or reduction, a "Downgrade"), then Party B shall promptly notify Party A by telephone (promptly confirmed in writing), and Party A then shall notify the Rating Agencies. Party B shall then, at its own expense, (in consultation with Party A), (1) within 30 days of the date of such Downgrade if Moody's is the downgrading Rating Agency or (2) promptly after such Downgrade if S&P is the downgrading Rating Agency, enter into a "Qualifying Substitute Arrangement" (as defined below) to assure performance by Party B of its obligations under the Transactions.

                  "Qualifying Substitute Arrangement" shall mean any arrangement satisfactory to the Rating Agencies, including (i) procuring a Letter of Credit Transaction with terms reasonably satisfactory to Party A and procuring a Ratings Reaffirmation; (ii) electing in writing to the Servicer to pledge collateral subject to the terms of an ISDA Credit Support Annex to be negotiated between the parties at such time and, if Moody's is the downgrading Rating Agency, such collateral posted shall be equal to the daily mark-to-market value of the Transactions, if S&P is the downgrading Ratings Agency, (1) such collateral posted shall be an amount equal to the greater of (a) the mark-to-market value of the Transactions, (b) the amount owed by Party B on the next succeeding Payment

         Date and (c) one percent (1%) of the outstanding Notional Amount of each Transaction, (2) Party B must post collateral pursuant to this sub-paragraph (ii) if it has failed to satisfy the requirements under
         (i), (iii) or (iv) of this paragraph within 30 days of such Downgrade and (3) Party B shall remain obligated to take such action to satisfy the requirements set forth in (i), (iii) or (iv) of this paragraph;
         (iii) procuring a Replacement Transaction with terms reasonably satisfactory to Party A which replaces all Transactions outstanding under this Agreement with Transactions on identical terms and procuring a Ratings Reaffirmation; or (iv) taking such other action (if any) as the downgrading Rating Agency shall require to nullify the effect of such Downgrade on the ratings on the Notes and procuring a Ratings Reaffirmation. Notwithstanding the previous sentence, if Party B's (a) long-term unsecured debt rating by Moody's is reduced to "A2" or below where Party B has only a long-term unsecured debt rating or (b) long-term and short-term unsecured debt rating by Moody's is reduced to "A3" or below or "P-2" or below, respectively, where Party B has both a long-term and a short-term debt rating, Party B must find a Replacement Transaction pursuant to sub-paragraph (iii) above.

                  "Counterparty Ratings Requirement" means with respect to any entity, either such entity or the guarantor of such entity, respectively, has (i) (a) a Moody's long-term unsecured debt rating of at least "Aa3" where the entity or guarantor has only a long-term unsecured debt rating (b) a Moody's long-term and short-term unsecured debt rating of at least "A1" and "P-1", respectively, where the entity or guarantor has both a long-term and a short-term debt rating (ii) if such entity or guarantor, respectively, has an S&P short term unsecured debt rating, an S&P short-term unsecured debt rating of at least "A-1" (or in the absence of a short-term debt rating, the long-term unsecured debt rating of such entity or guarantor, respectively, is at least "A+") and (iii) if such entity or guarantor, respectively, has a Fitch short-term unsecured debt rating, a Fitch short-term unsecured debt rating of at least "F-1".

                  "Ratings Reaffirmation" means a acknowledgement from a Rating Agency whose rating on the Class A Notes or the Class B Notes was reduced or withdrawn, that the then-current rating of the Class A Notes or the Class B Notes (without giving effect to the relevant Downgrade) will not be reduced notwithstanding the applicable Downgrade.

                  "Replacement Transaction" means a transaction with a replacement counterparty meeting the Counterparty Rating Requirements who shall assume, at no cost to Party A, Party B's position under this Agreement and all Transactions hereunder.

         (m) Discontinued Agency. If one of the foregoing credit rating agencies ceases to be in the business of rating Debt Securities and such business is not continued by a successor or assign of such agency (the "Discontinued Agency"), Party A and Party B shall jointly (i) select a nationally-recognized credit rating agency in substitution thereof and (ii) agree on the rating level issued by such substitute agency that is equivalent to the ratings specified herein of the Discontinued Agency, whereupon such substitute agency and equivalent rating shall replace the Discontinued Agency and the rating level thereof for the purposes of this Agreement. If at any time all of the agencies specified herein with respect to a party have become Discontinued Agencies and Party A and Party B have not previously agreed in good faith on at least one agency and equivalent rating in substitution for a Discontinued Agency and the applicable rating thereof, the Credit Downgrade provision of Part 1(l) of this Agreement shall cease to apply to the parties. For the avoidance of doubt, failure by either party to comply with this paragraph shall not constitute an Event of Default or Termination Event with respect to such party.

                                     PART 2

                               TAX REPRESENTATIONS

         (a) Payer Tax Representations. For the purposes of Section 3(e) of this Agreement, Party A and Party B will make the following representation:

                  It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to Party A under this Agreement. In making this representation, each party may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to
                  Section 4(a)(i) or 4(a)(iii) of this Agreement and (iii) the satisfaction of the agreement of the other party contained in
                  Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on sub-clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

         (b) Payee Tax Representations. (i) For the purposes of Section 3(f) of this Agreement, Party A makes only the following representation: Party A is a limited liability company formed under the laws of the State of Delaware.

                  (ii) For the purposes of Section 3(f) of this Agreement, Party B makes only the following representation: None

         (c) Modified Tax Provisions. Party A's obligations under Section 2(d)(i) of this Agreement shall be limited to complying with clauses
         (1), (2) and (3) thereof and Party A shall not be obligated to pay any amount owing by it under clause (4).

                                     PART 3

                         AGREEMENT TO DELIVER DOCUMENTS

         For the purpose of Sections 4(a)(i) and (ii) of this Agreement, each Party agrees to deliver the following documents, as applicable:

         (a) Tax forms, documents or certificates to be delivered are: Each party agrees to complete (accurately and in a manner reasonably satisfactory to the other party), execute, arrange for any required certification of, and deliver to the other party or such government or taxing authority as the other party directs, any form or document that may be required or reasonably requested in order to allow the other party to make a payment under this Agreement without any deduction or withholding for or on account of any Tax or with such deductions or withholding at a reduced rate.

         (b)      Other documents to be delivered are:

                                                                                              COVERED BY
PARTY REQUIRED TO                                                DATE BY WHICH TO BE         SECTION 3(d)
DELIVER DOCUMENT            FORM/DOCUMENT/ CERTIFICATE                DELIVERED             REPRESENTATION
----------------------------------------------------------------------------------------------------------
Party A and                Such proof of the names, true         Upon execution of          Yes
Party B                    signature and authority of            this Agreement.
                           persons signing this
                           agreement and any
                           Confirmations as the other
                           party may reasonably request
----------------------------------------------------------------------------------------------------------
Party A and Party          Legal opinion in a form               Promptly following         No
B                          satisfactory to the other party.      execution of this
                                                                 Agreement.

                                     PART 4

                                  MISCELLANEOUS

         (a) Addresses for Notices. For the purpose of Section 12(a) of this Agreement:

                  Address for notices or communications to Party B:

                  Address: General Electric Capital Services, Inc. 44 Old Ridgebury Road
                                 Danbury, CT 06810

                  Attention:     General Counsel
                  Telephone:     203-796-1000
                  Facsimile:     203-796-1313

                  Address for notices or communications to Party A:

                  Address:       GE Commercial Equipment Financing LLC, 2003-1

                                 c/o General Electric Capital Services, Inc.
                                 44 Old Ridgebury Road
                                 Danbury, CT  06810

                  Attention:     Capital Markets Operations
                  Telephone:     203-796-5518
                  Facsimile:     203-796-5554

         (b)      Process Agent. For the purpose of Section 13(c) of this
Agreement:

                  Party A appoints as its Process Agent:      Not applicable

                  Party B appoints as its Process Agent:      Not applicable

         (c) Offices. The provisions of Section 10(a) shall apply to this Agreement and shall be interpreted as an express agreement of the head or home office to be bound unconditionally and irrevocably by the terms of this Agreement and to perform the obligations of the Office party to this Agreement if such Office cannot perform any of its obligations hereunder.

         (d) Multibranch Party. For the purpose of Section 10, Party A is not a Multibranch Party, and Party B is not a Multibranch Party.

         (e)      Calculation Agent. The Calculation Agent shall be Party B.

         (f) Credit Support Document. With respect to Party A: None. With respect to Party B: None (except with respect to Part 1(l) hereof).

         (g) Credit Support Provider. With respect to Party A: None. With respect to Party B: None.

         (h) GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING
SECTION 1504(1) OF THE GENERAL OBLIGATIONS LAW, BUT WITHOUT REFERENCE TO ANY OTHER CONFLICT OF LAW PROVISION THEREOF.

         (i) Netting of Payments. Section 2(c)(ii) of this Agreement will not apply to any Transactions from the date of this Agreement.

         (j) "Affiliate" will have the meaning specified in Section 14; provided, however, that Section 3(c) of this Agreement is hereby amended by deleting the words "or any of its Affiliates" in the first and second lines thereof.

                                     PART 5

                                OTHER PROVISIONS

         (a) Recourse and Ranking. The obligations of Party A under this Agreement, and under any Transaction executed hereunder, are solely the obligations of Party A. No recourse shall be had for the payment of any amount owing in respect of any Transaction or any other obligation or claim arising out of or based upon this Agreement against any member, employee, officer, director or agent of Party A. Any accrued obligations owing by Party A under this Agreement and any Transaction shall be payable by Party A solely to the extent that funds are available therefor from time to time in accordance with the provisions of the Indenture; provided that such accrued obligations shall not be extinguished until paid in full. Notwithstanding any provisions contained in this Agreement to the contrary, Party A shall not be obligated to pay any amount pursuant to this Agreement unless Party A has received funds which may be used to make such payment and such payment is made in advance in accordance with the Indenture. Any amount which Party A does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or corporate obligation of Party A for any such insufficiency unless and until such payment is permitted under such preceding sentence.

         (b) Limitation of Defaults and Termination. Notwithstanding the terms of Sections 5 and 6 of this Agreement, Party B shall be entitled to designate an Early Termination Date pursuant to Section 6 of this Agreement only as a result of the occurrence of an Event of Default set forth in Section 5(a)(i) or 5(a)(vii) with respect to Party A as the Defaulting Party or a Termination Event set forth in Sections 5(b)(i) or 5(b)(ii) of this Agreement with respect to Party B as the Affected Party.

         (c) No Bankruptcy Petition Against the Company. Party B hereby covenants and agrees that, prior to the date which is one year and one day after all the Notes (or any rated securities) issued by Party A have been paid in full it will not institute against, or join any other Person in instituting against, Party A any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

         (d) Transfers. (i) Section 6(b)(ii) of this Agreement is amended by inserting the following phrase at the end of such Section immediately before the final period: "provided that any such transfer by Party A under this Section 6(b)(ii) shall not be subject to or conditional upon the prior written consent of Party B if (w) Party B will not, as a result of such transfer be required on the next succeeding Scheduled Payment Date to pay to transferee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of default interest) greater than the amount in respect of which Party B would have been required to pay to Party A in the absence of such transfer, (x) the transferee will not, as a result of such transfer, be required on the next succeeding Scheduled Payment Date to withhold or deduct on account of Indemnifiable Tax under Section 2(d)(i) (except in respect of default interest) amounts in excess of that which it would, on the next succeeding Scheduled Payment Date, have been required to so withhold or deduct in the absence of such transfer unless it would be required to make additional payments pursuant to
Section 2(d)(i)(4) corresponding to such excess (y) a Termination Event or Event of Default does not occur as a result of such transfer and (z) Party A obtains a Ratings Reaffirmation prior to such transfer. With respect to the result described in subclauses (w) and (x), Party A agrees to cause such transferee to make, and Party B agrees to make, such Payee Tax Representations and Payer Tax Representations as may be reasonably requested by the other party in order to permit such other party to determine that such result will not occur after such transfer".

                  (ii) Notwithstanding Section 7 of this Agreement, Party A shall be entitled (but not required) to assign its rights and obligations with respect to any forward currency exchange agreement, any spot foreign currency exchange agreement or any other Transaction permitted hereunder to any of its Affiliate with respect to the Collateral.

                  (iii) Subject to Section 6(b), and except as expressly provided herein, neither this Agreement nor any interest or obligation in or under this Agreement or the Transaction(s) may be transferred by Party B without the prior written consent of Party A and without obtaining a Ratings Reaffirmation prior to such transfer (other than pursuant to a consolidation or amalgamation with, or merger in to, or transfer of all or substantially all of Party A's assets to, another entity) and any purported transfer without such consent will be void. Notwithstanding anything to the contrary in this Schedule or this Agreement, Party B may transfer without the prior written consent of Party A, this Agreement, any of its interests and obligation in and under this Agreement or the Transaction(s) to another of Party B's offices, branches or Affiliates on two Business Days' prior written notice; provided, however, that (v) if such transfer is to an entity other than Party B such notice shall be accompanied by a Guarantee of such transferee's obligations in form and substance satisfactory to Party A, (w) Party A will not, as a result of such transfer be required on the next succeeding Scheduled Payment Date to pay to transferee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of default interest) greater than the amount in respect of which Party A would have been required to pay to Party B in the absence of such transfer, (x) the transferee will not, as a result of such transfer, be required on the next succeeding Scheduled Payment Date to withhold or deduct on account of Indemnifiable Tax under Section

         2(d)(i) (except in respect of default interest) amounts in excess of that which it would, on the next succeeding Scheduled Payment Date, have been required to so withhold or deduct in the absence of such transfer unless it would be required to make additional payments pursuant to Section 2(d)(i)(4) corresponding to such excess, (y) a Termination Event or Event of Default does not occur as a result of such transfer and (z) Party B has obtained Ratings Reaffirmation prior to such transfer. With respect to the result described in subclauses
         (w) and (x), Party B agrees to cause such transferee to make, and Party A agrees to make, such Payee Tax Representations and Payer Tax Representations as may be reasonably requested by the other party in order to permit such other party to determine that such result will not occur after such transfer.

         (e) Amendment. No assignments, amendment, modification or waiver in respect of this Agreement will be effective unless (i) it is in writing and executed by each of the parties or confirmed by an exchange of telexes or facsimiles and (ii) except as waived by the Rating Agencies, the Rating Agencies shall have advised that such assignment or amendment will not result in a downgrade or withdrawal of the then-current rating on the Class A Notes and the Class B Notes.

         (f) Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Indenture, dated as of September 25, 2003, among Party A, as Issuer and JPMorgan Chase Bank, as Indenture Trustee, as amended or supplemented from time to time (the "Indenture") and the Servicing Agreement, dated as of September 25, 2003, as amended or supplemented from time to time, among Party A, as Issuer and General Electric Capital Corporation, as Servicer, as amended or supplemented from time to time (the "Servicing Agreement").

         (g) Waiver of Jury Trial. Each party hereto hereby irrevocably waives any and all right to trial by jury in any Proceedings.

         (h) Additional Representations. Section 3 of this Agreement is hereby amended by adding the following additional subsections:

                           (g) Eligible Contract Participant. It is an "eligible
                  contract participant" as defined in Section 1a(12) of the Commodity Exchange Act, 7 U.S.C. Section 1a(12), and is entering into this Agreement in conjunction with its line of business (including financial intermediation services).

                           (i) No Reliance. This Agreement and each Transaction
                  have been entered into by each party in reliance only upon its judgment, in order to accomplish legitimate business needs. Neither party holds itself out as advising, or any of its employees or agents as having any authority to advise, the other party as to whether or not it should enter into this Agreement or any Transaction. Neither party is receiving any compensation from the other party for providing advice in respect of this Agreement or any Transaction, and any such advice provided to such other party will not form the primary basis for an investment decision by such other party.

         (i) Consent to Recording. The parties agree that each may electronically record all telephonic conversations between marketing and trading personnel in connection with this Agreement and that any such recordings may be submitted in evidence to any court or in any Proceedings for the purpose of establishing any matters pertinent to any Transaction.

         (j) Waiver of Contractual Right of Setoff. Notwithstanding any provision of this Agreement or any other existing or future agreement, each party irrevocably waives any and all contractual rights it may have to set off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between the two parties hereunder against any obligations between the two parties under any other agreements or otherwise.

         (k) Provision of Evidence of Execution and Delivery. The parties agree that, at or promptly following the execution and delivery of this Agreement, and, if a Confirmation so requires, on or before the date set forth therein, each party shall deliver to the other evidence, reasonably satisfactory in form and substance to the receiving party, concerning the due execution and delivery of this Agreement or such Confirmation.

         (l) Confirmations. Notwithstanding anything to the contrary in this Agreement:

                  (i) The parties hereto agree that with, respect to the Transaction hereunder, a legally binding agreement shall exist from the moment that the parties hereto agree on the terms of such Transaction, which the parties anticipate will occur orally by telephone or by exchange of electronic messages.

                  (ii) This Agreement governs the Confirmation dated as of the date hereof.

         (m) Additional Tax Provisions. (i) The definition of "Indemnifiable Tax" in Section 14 of this Agreement is modified by adding the following at the end thereof:

                  Notwithstanding the foregoing, "Indemnifiable Tax" also means any Tax imposed in respect of a payment under this Agreement by reason of a Change in Tax Law by a government or taxing authority of a Relevant Jurisdiction of the party making such payment, unless the other party is incorporated, organized, managed and controlled or considered to have its seat in such jurisdiction, or is acting for purposes of this Agreement through a branch or office located in such jurisdiction.

                  (ii) Section 4(a)(iii) of this Agreement is modified by deleting the word "materially" in the sixth line thereof.

         (n) Set-off. The last sentence of the first paragraph of Section 6(e) and the definition of "Set-off" in Section 14 of this Agreement are deleted.

         (o)      Settlement Amount. The definition of "Settlement Amount" in
Section 14 of this Agreement is hereby amended by deleting in the third and fourth lines of subparagraph (b) thereof the words "or would not (in the reasonable belief of the party making the determination) produce a commercially reasonable result".

         (p) Jurisdiction. Section 13(b) of this Agreement is hereby amended by: (i) deleting the word "non-" in the second line of subparagraph (i) thereof; and (ii) deleting the final paragraph thereof.

         (q) Definitions. Reference is hereby made to the 2000 ISDA Definitions (the "2000 Definitions"), as published by the International Swaps and Derivatives Association, Inc. ("ISDA"), and the 1998 ISDA FX and Currency Option Definitions (the "FX Definitions"), as published by ISDA, The Emerging Markets Traders Association and The Foreign Exchange Committee which are hereby incorporated by reference herein. Any terms used and not otherwise defined herein which are contained in the 2000 Definitions or the FX Definitions shall have the meaning set forth therein, except that references in the 2000 Definitions to a "Swap Transaction" shall be deemed to be references to a "Transaction".

         (r) Conditions Precedent. Section 2(a)(iii)(1) of the Agreement shall not apply to the obligations of Party B unless and Event of Default set forth in Sections 5(a)(i) or 5(a)(vii) with respect to Party A has occurred and is continuing.

         (s) Change of Account. Section 2(b) of this Agreement is hereby amended by the insertion of the following at the end thereof after the word "change": "provided that if such new account shall not be in the same jurisdiction having the same power to tax as the original account, the party not changing its account shall not be obliged to pay any greater amounts and shall not receive less as a result of such change than would have been the case if such change had not taken place."

         (t) Amendments to Indenture. Party A agrees that it shall not amend, modify or waive any provisions in the Indenture, Servicing Agreement or related documents without the consent of Party B if such amendment, modification or waiver would have a material adverse effect on Party B's rights under this Agreement.

                            [Signature pages follow]

                                                                    Exhibit 4(r)

         Please confirm your agreement to the terms of the foregoing Schedule by signing below.

                                 GENERAL ELECTRIC CAPITAL SERVICES,
                                    INC.

                                 By:____________________________________________
                                    Name:
                                    Title:

                                 GE COMMERCIAL EQUIPMENT
                                    FINANCING LLC, SERIES 2003-1

                                 By: CEF Equipment Holding, L.L.C., its Managing
                                    Member


                                 By:____________________________________________
                                    Name:
                                    Title: